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                                                                    Exhibit 23.2


                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Aames Financial Corporation

     We consent to incorporation by reference in the registration statements (No. 33-95120, 33-93826, 333-15777 and 333-27537) on Forms S-3 of Aames
Financial Corporation (AFC) and in the registration statements (Nos. 33-44606, 333-01512, 333-12063 and 333-19675) on Forms S-8 of AFC, of our report dated August 16, 1996, relating to the statements of operations, changes in stockholders' equity and cash flows for the period January 1, 1996 through June 30, 1996 and the period August 24, 1995 (inception) through December 31, 1995, which report appears in the June 30, 1998 annual report on Form 10-K of AFC.


                                                 /s/ KPMG PEAT MARWICK LLP


Orange County, California
September 28, 1998